Exhibit 99.3

EQT Announces Pricing of Tender Offer for 3.900% Senior Notes due 2027

PITTSBURGH, March 10, 2025 -- EQT Corporation (NYSE: EQT) (“EQT” and, collectively with its consolidated subsidiaries, the “Company”) today announced the consideration payable with respect to its previously announced tender offer (the “EQT Tender Offer”) to purchase for cash EQT’s outstanding 3.900% Senior Notes due 2027 (the “EQT Notes”) for an aggregate purchase price, excluding accrued and unpaid interest, of up to an amount equal to the EQT Notes Tender Cap (as defined below).

The following table sets forth some of the terms of the EQT Tender Offer, including the consideration payable:

Title of Notes	CUSIP Number	Principal Amount Outstanding	Reference U.S. Treasury Security	Reference U.S. Treasury Yield	Fixed Spread	Early Tender Premium(1)	Total Consideration(1)(2)	Principal Amount Accepted	Approximate Proration Factor(3)
3.900% Senior Notes due 2027	26884LAF6	$1,169,503,000	4.125% U.S. Treasury Notes due January 31, 2027	3.959%	+45 bps	$50.00	$987.82	$233,345,000	25.4%

(1)	Per $1,000 principal amount of EQT Notes accepted for purchase.
(2)	Inclusive of the Early Tender Premium.
(3)	The proration factor has been rounded to the nearest tenth of a percentage point for presentation purposes.

The EQT Tender Offer is being made upon, and is subject to, the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated February 24, 2025 (as it may be amended or supplemented from time to time, the “Offer to Purchase”). As set forth in the Offer to Purchase, withdrawal rights for the EQT Tender Offer expired at 5:00 p.m., New York City time, on March 7, 2025. As a result, tendered EQT Notes may no longer be withdrawn. In this news release, all EQT Notes that have been validly tendered and not validly withdrawn are referred to as having been “validly tendered.”

The consideration (the “Total Consideration”) to be paid per $1,000 principal amount of EQT Notes validly tendered on or prior to 5:00 p.m., New York City time, on March 7, 2025 (the “Early Tender Date”) and accepted for purchase is set forth in the table above and was determined in the manner described in the Offer to Purchase by reference to the fixed spread specified in the table above plus the yield to maturity of the U.S. Treasury security specified in the table above, calculated as of 10:00 a.m., New York City time, today.

The Early Tender Date was the last date and time for holders to tender their EQT Notes in order to be eligible to receive the Total Consideration, which includes an early tender premium of $50 per $1,000 principal amount of EQT Notes. In addition to the Total Consideration, holders whose EQT Notes are purchased in the EQT Tender Offer will receive accrued and unpaid interest, rounded to the nearest cent, on such EQT Notes from and including the last interest payment date for the EQT Notes up to, but not including, the Early Settlement Date (as defined below).

Payment for EQT Notes accepted for purchase is expected to be made on March 12, 2025 (the “Early Settlement Date”). EQT’s obligation to accept for payment and to pay for EQT Notes validly tendered in the EQT Tender Offer is subject to the satisfaction or waiver of a number of conditions described in the Offer to Purchase.

Pursuant to the EQT Tender Offer, EQT is offering to purchase EQT Notes for an aggregate purchase price, excluding accrued and unpaid interest, of up to an amount equal to the EQT Notes Tender Cap. The “EQT Notes Tender Cap” means (i) when calculated as of the Early Tender Date, $750,000,000 (the “EQT Tender Offer Reference Amount”) less the aggregate purchase price, excluding accrued and unpaid interest, of all 6.500% Senior Notes due 2027 (“EQM Notes”) of EQM Midstream Partners, LP (“EQM”), an indirect wholly owned subsidiary of EQT, that have been validly tendered pursuant to the tender offer (the “EQM Tender Offer”) by EQM to purchase for cash any and all EQM Notes (the “EQM Notes Purchase Price”) and (ii) when calculated as of the Expiration Date (as defined below), the EQT Tender Offer Reference Amount less the EQM Notes Purchase Price less the aggregate purchase price, excluding accrued and unpaid interest, of EQT Notes accepted for purchase prior to the Expiration Date.

Because the aggregate purchase price, excluding accrued and unpaid interest, for EQT Notes validly tendered on or prior to the Early Tender Date is greater than the EQT Notes Tender Cap, EQT will accept EQT Notes for purchase on a pro rata basis based on the proration factor described in the Offer to Purchase and set forth in the table above, and EQT does not expect to accept for purchase any tenders of EQT Notes after the Early Tender Date even though the EQT Tender Offer will not expire until 5:00 p.m., New York City time, on March 24, 2025, unless extended (such date and time, as the same may be extended, the “Expiration Date”). EQT reserves the right, subject to applicable law, to (i) waive or modify, in whole or in part, any or all conditions to the EQT Tender Offer, (ii) extend, terminate or withdraw the EQT Tender Offer, (iii) increase or decrease the EQT Tender Offer Reference Amount (which thereby would increase or decrease the EQT Notes Tender Cap) in its sole discretion or (iv) otherwise amend the EQT Tender Offer in any respect.

TD Securities (USA) LLC and J.P. Morgan Securities LLC are severally serving as the Lead Dealer Managers for the EQT Tender Offer. They are also serving as the Lead Dealer Managers and Lead Solicitation Agents for the EQM Tender Offer and related consent solicitation and a concurrent exchange offer by EQT for any and all outstanding senior notes of EQM for newly issued notes of EQT and cash. Any persons with questions regarding the EQT Tender Offer should contact (i) TD Securities (USA) LLC by calling (866) 584-2096 (toll-free) or (212) 827-2842 (collect) or emailing LM@tdsecurities.com or (ii) J.P. Morgan Securities LLC by calling (866) 834-4666 (toll-free) or (212) 834-4818 (collect).

The Information Agent and Tender Agent for the EQT Tender Offer is Global Bondholder Services Corporation. Copies of the Offer to Purchase and any related EQT Tender Offer materials may be obtained from Global Bondholder Services Corporation by calling (212) 430-3774 (banks and brokers) or (855) 654-2015 (all others, toll-free) or by emailing contact@gbsc-usa.com.

This news release is for informational purposes only. The EQT Tender Offer is being made only pursuant to the Offer to Purchase, and the information in this news release is qualified by reference to the Offer to Purchase. Further, this news release does not constitute an offer to sell or the solicitation of an offer to buy the EQT Notes or any other securities. No recommendation is made as to whether holders should tender any EQT Notes in response to the EQT Tender Offer. Holders must make their own decision as to whether to participate in the EQT Tender Offer and, if so, the principal amount of EQT Notes to tender.

Investor Contact

Cameron Horwitz

Managing Director, Investor Relations & Strategy

412.445.8454

Cameron.Horwitz@eqt.com

About EQT Corporation

EQT Corporation is a premier, vertically integrated American natural gas company with production and midstream operations focused in the Appalachian Basin. We are dedicated to responsibly developing our world-class asset base and being the operator of choice for our stakeholders. By leveraging a culture that prioritizes operational efficiency, technology and sustainability, we seek to continuously improve the way we produce environmentally responsible, reliable and low-cost energy. We have a longstanding commitment to the safety of our employees, contractors, and communities, and to the reduction of our overall environmental footprint. Our values are evident in the way we operate and in how we interact each day – trust, teamwork, heart, and evolution are at the center of all we do.

Cautionary Statements

This news release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this news release specifically include statements regarding EQT’s and EQM’s plans and expected timing with respect to the EQT Tender Offer, the EQM Tender Offer and related consent solicitation and EQT’s concurrent exchange offer.

These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently known by it. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond its control. These risks and uncertainties include, but are not limited to, volatility of commodity prices; the costs and results of drilling and operations; uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future; the assumptions underlying production forecasts; the quality of technical data; the Company’s ability to appropriately allocate capital and other resources among its strategic opportunities; access to and cost of capital; the Company’s hedging and other financial contracts; inherent hazards and risks normally incidental to drilling for, producing, transporting, storing and processing natural gas, natural gas liquids and oil; operational risks and hazards incidental to the gathering, transmission and storage of natural gas as well as unforeseen interruptions; cyber security risks and acts of sabotage; availability and cost of drilling rigs, completion services, equipment, supplies, personnel, oilfield services and pipe, sand and water required to execute the Company’s exploration and development plans, including as a result of inflationary pressures or tariffs; risks associated with operating primarily in the Appalachian Basin; the ability to obtain environmental and other permits and the timing thereof; construction, business, economic, competitive, regulatory, judicial, environmental, political and legal uncertainties related to the development and construction by the Company or its joint ventures of pipeline and storage facilities and transmission assets and the optimization of such assets; the Company’s ability to renew or replace expiring gathering, transmission or storage contracts at favorable rates, on a long-term basis or at all; risks relating to the Company’s joint venture arrangements; government regulation or action, including regulations pertaining to methane and other greenhouse gas emissions; negative public perception of the fossil fuels industry; increased consumer demand for alternatives to natural gas; environmental and weather risks, including the possible impacts of climate change; and disruptions to the Company’s business due to recently completed divestitures, acquisitions and other significant strategic transactions. These and other risks and uncertainties are described under the “Risk Factors” section and elsewhere in EQT’s Annual Report on Form 10-K for the year ended December 31, 2024 and in other documents EQT subsequently files from time to time with the Securities and Exchange Commission. In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse impact on it.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.